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                                                                    Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pure Atria 1995 Stock Plan, the Pure Software, Inc. 1992 Stock Option/Stock Issuance Plan, the Atria Software, Inc. 1994 Stock Plan, the Atria Software, Inc. 1994 Non-Employee Director Stock Option Plan, the Atria Software, Inc. 1990 Stock Option Plan, the Integrity QA Software, Inc. 1995 Stock Option Plan, the Performix, Inc. 1991 Stock Option Plan, the Qualtrak 1994 Stock Option Plan and the Pure Atria Employee Stock Purchase Plan assumed by Rational Software Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

San Jose, California
August 4, 1997